EXHIBIT 2

                           SECOND AMENDMENT TO
                     ACCEL INTERNATIONAL CORPORATION
                        1996 STOCK INCENTIVE PLAN

     The following amendments were adopted by the Board of Directors of ACCEL International Corporation as the second amendments to the 1996 Stock Incentive Plan.

     Section 2.7 to be amended in its entirety to read as follows:

          2.7. "Committee" means the Board of Directors or any committee designated by the Board of Directors to administer the Plan under
     Section 3 hereof. If at any time the Board of Directors shall administer the Plan, then the functions of the Committee specified in the Plan shall be exercised by the Board of Directors.

     Section 2.20 to be added to the definitions to read as follows:

          2.20. "Applicable Laws" means the requirements relating to the administration of any Awards under corporate laws, federal and state securities laws, the Code and any stock exchange or quotation system on which the Common Stock is listed or quoted.

     The first paragraph of Section 3. Administration to be amended in its entirety to read as follows:

          The Plan shall be administered by the Committee which Committee shall be constituted to comply with Applicable Laws.

     Section 13(f) and 13(g) to be amended in their entirety to read as follows:

          (f) TRANSFERABILITY.  Except as otherwise provided in this
     Section 13(f), no option granted under this Section 13 shall be transferable by the non-employee Director except by will or the laws of descent and distribution, or pursuant to a Qualified Domestic Relations Order, and during the Director's lifetime options may be exercised only by him or his guardian or legal representative or his transferee under such Qualified Domestic Relations Order. The Committee shall authorize all stock options granted pursuant to this
     Section 13 to be granted to a Director on terms which permit transfer by such Director to (i) the spouse, children or grandchildren of the Director and any other persons related to the Director as may be approved by the Committee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members,
     (iii) a partnership or partnerships in which such Immediate Family Members are the only partners, or (iv) a limited liability company or limited liability companies in which such Immediate Family Members are the only members. The Committee may, in its discretion, permit transfers of such stock options to any other persons or entities as may be approved by the Committee. Notwithstanding the transfer, the Director shall continue to be subject to the provisions of Section 19 regarding the withholding of applicable income and employment taxes required by Applicable Laws.

          (g) LIMITATIONS ON EXERCISE. To the extent that an option is not otherwise exercisable at the date of the Director's death or voluntary retirement as a Director, it shall become fully exercisable upon such death of voluntary retirement, provided, however, that except as otherwise determined by the Committee, Director Stock Options shall not become exercisable under this sentence prior to the expiration of six months from the date of grant. Upon such death or voluntary retirement, such options shall be exercisable for a period of 180 days, subject to the original term of the option.

     Section 16 to be amended in its entirety to read as follows:

          SECTION 16.   ASSIGNMENT AND TRANSFER; HOLDING PERIOD

          (a) LIMITATION ON EXERCISE. Except as provided in Section 16(b), the rights and interests of a Participant under the Plan and in any Derivative Security issued or granted under the Plan, may not be assigned, sold, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution, or except pursuant to a Qualified Domestic Relations Order.

          (b) PERMITTED TRANSFERS. The Committee shall authorize all stock options granted pursuant to Section 8 (other than incentive stock options within the meaning of Section 422 of the Code) to be granted to a Participant on terms which permit transfer by such Participant to
     (i) the spouse, children or grandchildren of the Participant and any other persons related to the Participant as may be approved by the Committee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, (iii) a partnership or partnerships in which such Immediate Family Members are the only partners, or (iv) a limited liability company or limited liability companies in which such Immediate Family Members are the only members. The Committee may, in its discretion, permit transfers of such stock options to any other persons or entities as may be approved by the Committee. Notwithstanding the transfer, the Participant shall continue to be subject to the provisions of
     Section 19 regarding the withholding of applicable income and employment taxes required by Applicable Laws.